EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-50137, 333-90293, 333-56606, 333-89184, 333-102147, 333-105193, 333-106594 and 333-126121) and the Registration Statements on Form S-3 (File Nos. 333-65035, 333-48540, 333-71958, 333-84914, 333-99033, 333-102186, 333-106589, 333-111818, 333-117107 and 333-148115) of Superconductor Technologies Inc. and subsidiaries of our report dated March 19, 2009 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ Stonefield Josephson, Inc.
Los Angeles, California
March 19, 2009
(which report expresses an unqualified opinion and includes an explanatory paragraph raising substantial doubt about the entity’s ability to continue as a going concern)